Exhibit 5.1

[First Financial Bancorp Letterhead]

May 23, 2017

First Financial Bancorp.

255 E. Fifth Street, Suite 2900

Cincinnati, OH 45202

Re:	First Financial Bancorp. Form S-8 Registration Statement

First Financial Bancorp. Amended and Restated 2012 Stock Plan

Ladies and Gentlemen:

I am Chief Legal Officer for First Financial Bancorp., an Ohio corporation (the “Company”), which is named as the registrant in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 1,750,000 additional common shares, without par value (the “Common Shares”), of the Company to be offered pursuant to the First Financial Bancorp. Amended and Restated 2012 Stock Plan (the “Plan”).

As Chief Legal Officer for the Company, I have participated in the preparation of the Registration Statement. In addition, I am generally familiar with the records and proceedings of the Company. Furthermore, I have examined and relied on the originals or copies, certified or otherwise identified to my satisfaction, of corporate records or documents of the Company and such representations of officers of the Company as deemed appropriate.

With respect to the Common Shares being registered pursuant to the Registration Statement as filed and as it may be amended, it is my opinion that the Common Shares have been duly authorized by all necessary corporate action of the Company and, when issued, delivered and paid for, as appropriate, in the manner provided and for the consideration prescribed in the Plan and in any award agreements entered into by participants in the Plan with the Company as contemplated by the Plan, will be validly issued, fully paid and non-assessable, assuming compliance with applicable securities laws.

This opinion is furnished solely for the benefit of the Company in connection with the offering of the 1,750,000 Common Shares covered by the Registration Statement pursuant to the Plan and the filing of the Registration Statement and any amendments thereto. No portion of this opinion may be quoted, relied upon or otherwise used by any other person or for any other purpose without my prior written consent

Notwithstanding the foregoing, I consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto. By giving such consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act or the Rules and Regulations with respect to any part of the Registration Statement, including this exhibit.

Sincerely,

/s/ Shannon M. Kuhl
Shannon M. Kuhl
Chief Legal Officer of
First Financial Bancorp.